Exhibit 12.1

RATIO OF EARNINGS TO FIXED CHARGES

(dollars in millions)

	Successor[1]							Predecessor[1]
	Six Months Ended June 30, 2015	Six Months Ended June 30, 2014	Year Ended December 31, 2014	Year Ended December 31, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011	Period From October 1, 2010 Through December 31, 2010	Period From July 1, 2010 Through September 30, 2010	Year Ended June 30,
2010
Ratio of Earnings to Fixed Charges[2]	1.6X	1.7X	1.6X	2.2X	3.3X	3.3X	3.0X	2.0X	1.8X

(1)	After our acquisition by GM via our merger with an indirect wholly owned subsidiary of GM (the “Merger”), AmeriCredit Corp. (“Predecessor”) was renamed General Motors Financial Company, Inc. (“Successor”) and the financial data for periods preceding the Merger and for the periods succeeding the Merger have been derived from the consolidated financial statements of the Predecessor and the Successor, respectively.
(2)	For purposes of calculating the ratios of earnings to fixed charges, “earnings” represent income (including only distributed income of less than 50% owned entities) before income taxes and fixed charges. “Fixed charges” represent interest expense, including amortization of debt issuance cost, and the portion of rentals representative of an implicit interest factor for such rentals.